Exhibit 5.1
March 16, 2009
BMP Sunstone Corporation
600 W. Germantown Pike, Suite 400
Plymouth Meeting, PA 19462
     Re:      Registration Statement on Form S-3 (File No. 333-156958)
Ladies and Gentlemen:
     We have acted as counsel to BMP Sunstone Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of $7,000,000 aggregate principal amount of the Company’s 12.5% Subordinated Convertible Notes due July 1, 2011 (the “Notes”) convertible into shares of Common Stock of the Company, par value $0.001 per share (the “Note Shares”), pursuant to the referenced Registration Statement (the “Registration Statement”), the Prospectus included therein (the “Base Prospectus”), the Prospectus Supplement to be dated March 16, 2009 (the “Prospectus Supplement”), and the Indenture, to be dated as of March 16, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).
     In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Indenture, the Officer’s Certificate Pursuant to Section 3.01 of the Indenture, dated March 16, 2009, and originals, or copies certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, (ii) the by-laws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and the Indenture, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

BMP Sunstone Corporation
March 16, 2009

     Based upon the foregoing, we are of the opinion that:
1.	The Notes, when issued, delivered and paid for in the manner contemplated by the Base Prospectus and the Prospectus Supplement, will be validly issued and constitute valid and binding obligations of the Company; and

2.	The Note Shares have been duly authorized by the Company and, upon the conversion of the Notes in the manner contemplated by the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.
     The foregoing opinions are limited to the laws of the State of New York and the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP